Exhibit 3.1


                           RUBICON MEDICAL CORPORATION

                           CERTIFICATE OF DESIGNATION
                       OF THE VOTING POWERS, DESIGNATION,
                              PREFERENCES AND OTHER
                       SPECIAL RIGHTS AND QUALIFICATIONS,
                       LIMITATIONS AND RESTRICTIONS OF THE
                            SERIES A PREFERRED STOCK
                            ------------------------

                         Pursuant to Section 151 of the
                           General Corporation Law of
                              the State of Delaware
                            ------------------------


         I, Dennis M. Nasella, Secretary of Rubicon Medical Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY:

         that, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board, at a duly called meeting held on October 27, 2003, at which a quorum was present and acted throughout, adopted the following resolution, which resolution remains in full force and effect on the date hereof, creating a series of shares of Preferred Stock having a par value of $0.001 per share, designated as Series A Preferred Stock (the "Series A Preferred Stock") out of the class of 5,000,000 shares of preferred stock, par value of $0.001 per share (the "Preferred Stock"):

         RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board does hereby create, authorize and provide for the issuance of the Series A Preferred Stock having the voting powers, designation, preferences and other special rights and qualifications, limitations and restrictions that are set forth as follows:

         A. Designation and Number.

         1. The shares of such series shall be designated as "Series A Preferred Stock". The number of shares initially constituting the Series A Preferred Stock shall be 1,090,147 shares. No other shares of Preferred Stock shall be designated as Series A Preferred Stock.

         B. Rights, Preferences and Restrictions of Series A Preferred Stock. The powers, rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as follows:

         1. Rank of the Corporation's Stock.

         (a) Any class or series of capital stock of the Corporation shall be deemed to rank:

         (i) prior to the Series A Preferred Stock, either as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up, or both, if the holders of such class or series of stock shall be entitled by the terms thereof to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of Series A Preferred Stock ("Senior Securities");

         (ii) on a parity with the Series A Preferred Stock, either as to the payment of dividends or as to distributions of assets upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of the Series A Preferred Stock and of such class or series of stock shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, or both, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other and such class or series of stock is not a class of Senior Securities ("Parity Securities"); or

         (iii) junior to the Series A Preferred Stock, either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both, if such class or series of stock shall be common stock of the Corporation, par value $0.001 per share ("Common Stock"), or if the holders of the Series A Preferred Stock shall be entitled to receipt of dividends, and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of shares of such class or series of stock ("Junior Securities").

         (b) There are no Senior Securities or Parity Securities outstanding as of the date of the issuance of Series A Preferred Stock (the "Issue Date"). Other than Common Stock (and rights, options or other securities exercisable or convertible into Common Stock), there are no Junior Securities outstanding as of the Issue Date.

         (c) The respective definitions of Senior Securities, Junior Securities and Parity Securities shall also include any rights or options exercisable for or any securities convertible into any of the Senior Securities, Junior Securities and Parity Securities, as the case may be.

         2. Dividends and Distributions. In the event the Corporation declares any dividend on its Common Stock, holders of shares of the Series A Preferred Stock shall be entitled to receive dividends in an amount equal to the amount (and in the form of consideration) that such holders would be entitled to receive if, pursuant to Section B(5), they had converted such Series A Preferred Stock fully into Common Stock immediately before the record date for the payment of any such dividends on Common Stock. Each such dividend shall be payable to the holders of record of shares of the Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on the record date for such dividend on Common Stock, and the Corporation shall pay each such dividend on the applicable payment date for such dividend on the Common Stock.

3.       Liquidation Preference.

         (a) Rights on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), before any payment or distribution of assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of Series A Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock then outstanding, the amount equal to $13.76 per share (as adjusted for any splits or reverse stock splits with respect to such share) plus an amount equal to all dividends declared and unpaid thereon to the date of final distribution to such holders (the "Series A Liquidation Preference"). If, upon any Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the Series A Liquidation Preference for all outstanding shares of Series A Preferred Stock and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other stock if all amounts payable thereon were paid in full.

         (b) Distribution of Remaining Assets. Subject to the rights of the holders of any Parity Securities and any Senior Securities, upon any Liquidation Event, after payment of the Series A Liquidation Preference shall have been made in full to the holders of the outstanding Series A Preferred Stock as provided in Section B(3)(a), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed.

         (c) Valuation of Non-Cash Assets. Whenever any distribution provided for in this Section B(3) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board.

4. Voting Rights. The holders of the Series A Preferred Stock shall have the following voting rights:

         (a) Subject to the provision for adjustment hereinafter set forth, each share of the Series A Preferred Stock shall entitle the holder thereof to ten
(10) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Issue Date
(i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

         (b) Except as otherwise provided herein or by law, the holders of the Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

         (c) The Corporation shall not, without the affirmative consent or approval of the holders of a majority of the shares of the Series A Preferred Stock, voting separately as a class:

         (i) issue or sell (after the Issue Date) any additional shares of Series A Preferred Stock; or

         (ii) alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock.

5. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof and in accordance with this Section B(5), at any time after the Issue Date at the office of the Corporation or any transfer agent for such stock. Upon conversion, any accrued and unpaid dividends on the Series A Preferred Stock at the date of conversion shall be paid to the holder thereof in accordance with the provisions of Section B(2).

         (b) Conversion Rate. Each share of outstanding Series A Preferred Stock shall be converted into ten (10) shares of duly authorized, validly issued, fully-paid and non-assessable Common Stock (the "Conversion Rate").

         (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock and (ii) give written notice to the Corporation at such office that such holder elects to convert the same, which notice shall state therein the number of shares of Series A Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled, and any fractional interest in respect of a share of Common Stock arising on such conversion shall be settled as provided in Section B(5)(k). Upon conversion of only a portion of the shares of Series A Preferred Stock represented by any certificate, a new certificate shall be issued representing the unconverted portion of the certificate so surrendered without cost to the holder thereof. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

         (d) Adjustments for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time, from time to time after the Issue Date shall (i) effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), (ii) combine or consolidate its outstanding Common Stock into a lesser number of shares of Common Stock or (iii) effect any other reclassification of its Common Stock, then the Conversion Rate for the Series A Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the effective date of such subdivision, combination or reclassification. An adjustment made pursuant to this Section B(5)(d) shall become effective immediately after the opening of business on the business day next following the effective date of such subdivision, combination or reclassification. Adjustments in accordance with this Section B(5)(e) shall be made whenever any event listed above shall occur.

         (e) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section B(5)(d)), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock into Common Stock immediately before that change.

         (f) No Impairment. The Corporation will not, by amendment of the Certificate of Incorporation or this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section B(5).

         (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section B(5), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by an officer of the Corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate for the Series A Preferred Stock at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock. If the Corporation shall have designated a transfer agent, it shall also promptly file with such transfer agent an officer's certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         (h) Issue Taxes. The Corporation shall pay any and all issue, transfer and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock or securities or other property on conversion of Series A Preferred Stock pursuant hereto.

         (i) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.

         (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

         (k) If:

         (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock;

         (ii) the Corporation shall authorize the granting to the holders of the Common Stock as to such Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants;

         (iii) there shall be any subdivision, combination or reclassification of the Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety;

         (iv) there shall occur any Liquidation Event; or

         (v) the Corporation or any subsidiary of the Corporation shall make any tender or exchange offer for all or any portion of the outstanding shares of Common Stock, then the Corporation shall cause to be filed with any transfer agent designated by the Corporation and shall cause to be mailed to the holders of shares of the Series A Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend (or such other distribution), rights or warrants or tender or exchange offer or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants or tender or exchange offer are to be determined or (B) the date on which such subdivision, combination, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up or other action is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such subdivision, combination, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of any distribution, right, warrant, tender offer, exchange offer, subdivision, combination, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, winding up or other action or the vote upon any of the foregoing.

         6. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         7. Preemptive Rights. (a) In the event that the Corporation proposes to issue New Securities (as defined below), each holder of Series A Preferred Stock shall have the right to purchase, in lieu of the person to which the Corporation proposed to issue such New Securities, in accordance with Section B(7)(b), a number of New Securities equal to the product of (i) the total number or amount of New Securities which the Company proposes to issue at such time and (ii) a fraction, the numerator of which shall be the total number of shares of Common Stock which the holder of Series A Preferred Stock would own if such holder converted its Series A Preferred Stock into Common Stock at such time, and the denominator of which shall be the total number of shares of Common Stock then outstanding (including Series A Preferred Stock on an as-converted basis). The rights given by the Corporation under this Section B(7) shall terminate with respect to any holder of Series A Preferred Stock if unexercised within 30 days after receipt by such holder of Series A Preferred Stock of the Notice of Issuance referred to in Section B(7)(b).

         (b) In the event that the Corporation proposes to undertake an issuance of New Securities, it shall give written notice (a "Notice of Issuance") of its intention to each holder of Series A Preferred Stock, describing the price and all material terms upon which the Corporation proposes to issue such New Securities. Each such holder shall have 30 days from the date of receipt of the Notice of Issuance to agree to purchase all or a portion of its pro rata share of such New Securities (as determined pursuant to Section B(7)(a)) at a price and on such other terms and conditions specified in the Notice of Issuance by giving written notice to the Corporation, and stating therein the quantity of New Securities to be purchased by such holder.

         (c) The Corporation and each holder of Series A Preferred Stock electing to purchase the New Securities to be sold by the Corporation shall select a date not later than 20 days (or longer if required by law) after the expiration of the 30-day notice period referenced in Section B(7)(b) for the closing of the purchase and sale of the New Securities. In the event that any purchase by such holder is not consummated, other than as a result of the fault of the Corporation, within the provided time period, the Corporation may issue the New Securities free and clear from the restrictions of this Section B(7). Any New Securities not elected to be purchased by a holder of Series A Preferred Stock may be sold by the Corporation to the person to which the Corporation intended to sell such New Securities on terms and conditions no less favorable to the Corporation than those offered to such holder.

         (d) For purposes of this Section B(7), "New Securities" means any capital stock of the Corporation, whether or not now authorized, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for capital stock of the Corporation; provided that the term "New Securities" does not include: (i) options to acquire Common Stock issued to employees of the Corporation pursuant to the employee stock option plan in effect on the date hereof or Common Stock reserved for issuance in respect of such options, (ii) Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Corporation or (iii) Common Stock issued upon the conversion of the Series A Preferred Stock.

         8. Modification or Amendment. Except as otherwise specifically provided herein, this Certificate of Designation may be amended by the Corporation in the same manner and with the same voting requirements as is required to amend the Certificate of Incorporation.

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         IN WITNESS WHEREOF, Rubicon Medical Corporation has caused this
Certificate of Designation to be signed and acknowledged by its duly authorized officer on this 28th day of October, 2003.


                                                 RUBICON MEDICAL CORPORATION


                                                 By /s/ Dennis M. Nasella
                                                   ---------------------------
                                                    Name: Dennis M. Nasella
                                                    Title:   Secretary